Exhibit 99.1

SAN DIEGO, June 24, 2004 – Royale Energy announces the acquisition of all outstanding assets of Royale Petroleum Corporation.

Royale Energy, Inc. (Nasdaq: ROYL) has acquired all of the assets of Royale Petroleum Corporation in exchange for shares of Royale Energy common stock. The acquired assets consist of cash and working interests in oil and gas properties.

The reason for the acquisition is to eliminate confusion about the ownership structure of Royale Energy and to streamline the corporate structure of Royale Energy. Royale Petroleum may be considered an affiliated company of Royale Energy because Royale Petroleum owned approximately 33.9% of the outstanding common stock of Royale Energy. The two companies have filed consolidated income tax returns. Royale Energy expects to achieve savings as a result of the acquisition in the form of reduced tax reporting and internal administration costs. Royale Petroleum will be liquidated after the asset sale. The stockholders of Royale Petroleum are two officers of Royale Energy – president Donald H. Hosmer and executive vice president and chief financial officer Stephen M. Hosmer.

The Royale Energy stock that Royale Petroleum now owns will not be exchanged in the acquisition but will remain with Royale Petroleum for administrative convenience. The new Royale Energy common stock being issued in the transaction amounts to less than 1/100 of one percent of the total outstanding Royale Energy stock. After the acquisition, approximately 6,145,000 shares of Royale Energy common stock will be issued and outstanding. After the reorganization, Donald and Stephen Hosmer and their family interests will own the 33.9% equity interest now owned by Royale Petroleum.

About the Company

With headquarters in San Diego, Royale Energy engages in the exploration and development of domestic oil and/or natural gas, through the application of modern computer-aided exploration technology. Royale Energy has been a leading producer of oil and natural gas for nearly 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy is available on its Website at www.royl.com.

Forward Looking Statements

In addition to historical information contained in this news release, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward-looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Stock Trading Information

The common stock of Royale Energy is traded on the Nasdaq Stock Market under the symbol “ROYL”. For information, contact American Transfer at 718-921-8210, 59 Maiden Lane, New York, New York 10038.